FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
                    ---------------------------------------

         THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT is dated as of January 19, 2004, between TASTY BAKING COMPANY, a Pennsylvania corporation (the "Company") and CHARLES P. PIZZI ("Executive").

Background
----------

         The Company and the Executive have entered into an Employment Agreement dated as of August 14, 2002 ("Employment Agreement") pursuant to which Executive became employed as the President and Chief Executive Officer of the Company effective October 7, 2002. The parties desire to amend the Employment Agreement for the purposes and with the effect stated herein.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and intending to be legally bound hereby, the Company and Executive agree as follows:

         1. Amendment to Section 5. Subsection 5(a)(viii) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

                  "(viii) Either by Executive at any time during the period beginning six (6) months after a "change of control" as defined in
         Section 5(e) below and ending on the last day of the eighteenth calendar month following the date of such change of control, by giving written notice to the Company 90 days prior to the effective date of such termination, or by the Company (other than for cause) at any time during the period ending on the last day of the eighteenth calendar month following the date of such change of control; and".

         2. Amendments to Section 6.


                   (a) The first five (5) lines of subsection 6(d) of the Employment Agreement are hereby amended and restated to read in their entirety as follows:

                           "(d) Upon termination of this Agreement by the Company without cause (as provided in Section 5(a)(iv) above), by the Company as a result of its non-renewal of this Agreement (as provided in Section 5(a)(vi) above), or by the Executive for "good reason" (as provided in Section 5(a)(v) above), then Executive shall be entitled to receive, in lieu of all other . . ."

                   (b) Subsection 6(f) is hereby deleted in its entirety, and subsection 6(e) is hereby designated subsection 6(f).

                   (c) A new subsection 6(e) is hereby added to the Employment Agreement and shall read in its entirety as follows:

                           "(e) Upon termination of this Agreement by the Company (other than for cause) or by the Executive upon a change of control (both as




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         provided in Section 5(a)(viii) above), then the Executive shall be entitled to receive, in lieu of all other damages and benefits to which Executive may otherwise be entitled as a direct or indirect result of such termination, (i) three times his annual base salary then in effect payable over 36 months, (ii) for each of the first three fiscal year's of the Company ending after the date of termination, the average annual cash bonus he received during the five fiscal years of the Company immediately preceding the year in which such termination occurs (and if Executive has been then employed by the Company for less than five full years, the average shall be calculated for the period Executive was so employed) multiplied by the percentage derived by dividing (x) the aggregate cash bonuses awarded to other Senior Executives for each such year, by (y) the average annual cash bonuses received by such Senior Executives during the five fiscal years of the Company immediately preceding the year of calculation, (iii) medical and life insurance benefits for a period of 36 months after the date of termination equivalent to those provided to other Senior Executives (provided Executive satisfies the insurability criteria and complies with the conditions of such plans) on the same basis as other Senior Executives employed by the Company during such period, (iv) acceleration of vesting of all unvested stock options, subject to any applicable shareholder approval requirement, (v) any unpaid accrued benefits due to Executive under this Agreement, the SERP or any employee benefit plan in which Executive was a participant, through the date of such termination, (vi) reimbursement for any expenses to which Executive is entitled under the terms of this Agreement through the date of such termination, and (vii) any indemnification obligations to which Executive may become entitled from the Company whether by contract or pursuant to the Company's charter or Bylaws. The amounts payable under clause (ii) above shall be calculated separately for each year after termination, and the amounts due shall be paid when and as bonuses, if any, for such year are paid to other Senior Executives of the Company. Payments due under clauses (i) and (ii) of the first of this subsection sentence shall be paid by the Company periodically in accordance with normal payroll practices for Senior Executives. To the extent that the Company deems it undesirable to cover Executive under the Company's group medical or life insurance plans, then the Company shall provide Executive with the same level of coverage under individual policies or pay cash to Executive equal to the cost to the Company for such benefits to Executive immediately prior to termination of his employment.

               Executive and the Company expressly agree that in no event shall the aggregate amount of change of control benefits payable to Executive hereunder plus the amount of change of control benefits payable to all other Senior Executives of the Company exceed three percent (3%) of the total transaction value for such change of control, as such value and percentages are then determined by a nationally-recognized executive compensation consulting firm or investment banking firm at the time of such change of control. The Company shall have the Accountants (as defined below) determine promptly after a change of control the aggregate amount of change of control benefits payable by the Company to Executive and all other Senior Executives of the Company, and the



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         amount, if any, by which the cap set forth in the preceding sentence is exceeded. Such excess shall be allocated among Executive and all other Senior Executives of the Company receiving change of control benefits in the same proportion as the total amount of their individual change of control benefits relates to the aggregate amount of change of control benefits for all such persons as a group.

               The payments made pursuant to this Section 6(e) are expressly conditioned upon Executive's first signing a valid general release and waiver in a form reasonably acceptable to each of Executive and the Company, pursuant to which Executive shall release and waive all claims that he may have against the Company arising during or related in any way to the Executive's employment with the Company, except for the Company's continuing obligations hereunder. Executive shall release the Company, its affiliates, officers, directors, employees, representatives and agents. Payments by the Company hereunder shall commence within 30 days after delivery of such executed release provided Executive has not revoked the release.

                  In the event that the benefits provided for in this subsection
         (e) or otherwise payable to the Executive constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), that are subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Executive shall receive (i) a one-time payment from the Company sufficient to pay such excise tax (the "Excise Tax Gross-Up"), and (ii) an additional one-time payment from the Company sufficient to pay the additional excise tax and federal and state income taxes arising from the Excise Tax Gross-Up made by the Company to the Executive pursuant to this subsection (e) (the "Additional Gross-Up"); provided, however, that the Company shall only pay the Excise Tax Gross-Up and Additional Gross-Up if the cumulative after-tax value of such payments to the Executive equals or exceeds $25,000. In the event that the cumulative after-tax value of such payments to the Executive is less than $25,000, then the Executive's benefits hereunder shall be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and the Executive otherwise agree in writing, the determination of the Executive's excise tax liability and the amount required to be paid under this Section 6(e) shall be made in writing in good faith by the accounting firm serving as the Company's independent public accountants immediately prior to the Change of Control (the "Accountants"). In the event that the Excise Tax incurred by the Executive is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, the Company and the Executive agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Accountants reasonably determine is appropriate. For purposes of making the calculations required by this Section 6(e), the Accountants may make reasonable assumptions and approximations

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         concerning applicable taxes and may rely on interpretations concerning the application of the Code for which there is a "substantial authority" tax reporting position. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6(e). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6(e)."

         3. Amendment to Section 9. The last line of Section 9(b)(i) is hereby amended and restated to read as follows: ". . .Section 6(d)(i) and (ii) or
Section 6(e)(i) and (ii) above, whichever is applicable; or."

         4. General. In all other respects, except as expressly amended hereby, the Employment Agreement remains in full force and effect as of the date hereof. This First Amendment represents the entire understanding of the parties hereto and supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof, and no change, alteration or modification hereof may be made except in a writing signed by both parties hereto.

         IN WITNESS WHEREOF, the parties have executed this first amendment as of the date and year first written above.



                                   Tasty Baking Company


/s/ Charles P. Pizzi               By:    /s/ James E. Ksansnak
--------------------------             -----------------------------
Charles P. Pizzi                          James E. Ksansnak
                                          Chairman of the Board

                                         /s/ Judith M. von Seldeneck
                                   By: -----------------------------
                                          Judith M. von Seldeneck
                                          Chair of the Compensation Committee